                                                                     EXHIBIT 4.3

                     AMENDED AND RESTATED LETTER AGREEMENT
                                 April 1, 1995
                              ("Letter Agreement")


Friedman Industries, Incorporated
4001 Homestead Road
Houston, Texas  77028

RE: Renewal, extension, rearrangement, modification, and increase of a $5,000,000.00 revolving line of credit to an $8,000,000.00 revolving line of credit to Friedman Industries, Incorporated, a Texas corporation (the "Borrower") and confirmation of a $4,000,000.00 advance line of credit which converted to a term loan to Friedman Industries, Incorporated, from Texas Commerce Bank National Association (the "Bank")

Dear Benny:

         Subject to the terms and conditions of this Letter Agreement (as the same may be amended, restated and supplemented from time to time, the "Letter Agreement") which renews, extends, amends and supersedes that certain letter agreement dated March 22, 1993 by and between the Bank and the Borrower, the Bank is pleased to renew, extend, rearrange, modify, and increase that certain $5,000,000.00 revolving line of credit ("Revolving Line of Credit") to $8,000,000.00.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Bank and the Borrower hereby agree as follows:


                     T E R M S  A N D  C O N D I T I O N S


                             SECTION 1 -- THE LINES

Section 1.1 REVOLVING LINE OF CREDIT Subject to the terms and conditions hereof, the Bank agrees to make, upon the request of the Borrower, loans (the "Loan" or "Loans") not to exceed at any one time $8,000,000.00 in the aggregate (the "Commitment"), the Borrower having the right to borrow, repay or reborrow hereunder. The Loans shall be evidenced by a revolving promissory note of even date herewith, bearing interest and payable as stated therein, which note shall be substantially in the form of Exhibit A attached hereto and incorporated herein by reference for all purposes (together with any and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor, the "Revolving Note"). The purpose of the Revolving Line of Credit is to provide the Borrower with working capital support.

Section 1.2 ADVANCE LINE OF CREDIT The Bank made advances (an "Advance" and "Advances") in an aggregate amount of $4,000,000.00, pursuant to an Advance Commitment as evidenced by that certain Advancing Promissory Note Converting to A Term Note dated December 1, 1993 in the original principal amount of $4,000,000.00 executed by the Borrower payable to the order of the Bank and having a final maturity date of December 1, 1999 (together with any and all renewals, extensions, modifications, rearrangements and replacements thereof and substitutions therefor, the "Advance Note"). The purpose of the Advance Line of Credit was to provide the Borrower with funds for the purchase of equipment and construction of a steel warehouse and distribution facility. The Borrower confirms and acknowledges (i) the existence of the Advance Note, which converted to a Term Note on December 1, 1994, and (ii) that as of the Effective Date, there is an outstanding principal balance of $3,800,000.00 under the Advance Note.

FRIEDMAN INDUSTRIES, INCORPORATED
AMENDED AND RESTATED LETTER AGREEMENT
April 1, 1995


Section 1.3 CERTAIN REFERENCES The term "Loan" or "Loans" shall also refer to each and all of the Loans under the Revolving Line of Credit and the Advance Line of Credit. The term "Notes" shall refer to the Revolving Note and the Advance Note. The term "Line" or "Lines" shall also refer to each and both of the Revolving Line of Credit and the Advance Line of Credit.

Section 1.4 COLLATERAL The Lines are unsecured, but subject to a negative pledge of real property and improvements of the warehouse/distribution facility as further described in Section 4.4 hereof. The term "Loan Documents" as used herein shall refer to the Revolving Note, the Advance Note, this Agreement, and any other document, instrument, agreement and writing that may be required executed, or to be executed, and delivered, or previously delivered, by the Borrower to the Bank to properly complete the above described transactions and any renewal, extension, modification, supplement, replacement, rearrangement, increases, or substitution of any of the foregoing.


                       SECTION 2 -- CONDITIONS PRECEDENT

Section 2.1 ALL LOANS AND ADVANCES The obligation of the Bank to renew and extend the Revolving Line of Credit and to make any Loan hereunder is subject to the satisfaction of the following conditions precedent:

        (a) the Bank shall have received the following, all of which shall be duly executed and in form and substance satisfactory to the Bank and its legal counsel (the "Proper Form"): (1) the Revolving Note; and (2) such other documents as the Bank may reasonably require; (b) no Event of Default shall have occurred and be continuing; (c) there is no material adverse change in the business or financial condition of the Borrower from the business and financial condition described in the financial statements dated December 31, 1994 previously delivered to the Bank; (d) there is no material adverse changes with respect to any other information or documentation previously delivered to the Bank; and (e) the making of the Loans shall not be prohibited by, or subject the Bank to any penalty or onerous condition under any legal requirement.


                   SECTION 3 -- REPRESENTATION AND WARRANTIES

         To induce the Bank to renew, extend, rearrange, and increase the Revolving Line of Credit, to enter into this Letter Agreement and to make Loans under the Revolving Line of Credit, the Borrower represents and warrants that as long as any sum remains outstanding under the Loan Documents and until the latest final maturity of the Revolving Note, the Advance Note and this Letter Agreement that:

Section 3.1 ORGANIZATION The Borrower shall be duly organized, validly existing and in good standing under the laws of the state of its incorporation and execution of any and all Loan Documents are, and shall be, duly authorized by proper corporate action and will not and do not contravene the articles of incorporation or by-laws of the Borrower and all Loan Documents are and will remain legally binding upon the Borrower;

Section 3.2 ACCURATE INFORMATION The information in the financial statements and any other information provided or which will be provided to the Bank in the future by the Borrower, is, at all times materially true, correct and accurate as of the date provided therein and shall be materially true, correct and accurate on the date that any Advance or Loan is funded by the Bank;

Section 3.3 NO DEFAULTS No Default (as defined hereafter) exists and is continuing hereunder or under any of the other Loan Documents and no default exists and is continuing under any other agreement material to the financial condition of the Borrower;





                               Page 2 of 6 Pages

FRIEDMAN INDUSTRIES, INCORPORATED
AMENDED AND RESTATED LETTER AGREEMENT
April 1, 1995



Section 3.4 NO LITIGATION No litigation exists which, if adversely determined against the Borrower, would adversely affect in a material manner the financial condition, operations, property and assets of and/or existence of the Borrower; and

Section 3.5 PAYMENT OF TAXES The Borrower has paid all taxes due and owing by it, including without limitation, employment taxes.


                             SECTION 4 -- COVENANTS

         The Borrower covenants and agrees that so long as any amount remains unpaid under the Notes or any of the other Loan Documents that the Borrower shall:

Section 4.1 FINANCIAL STATEMENTS Provide the Bank (a) on a quarterly basis, a copy of the Borrower's 10-Q at such time as this statement is submitted to the Securities and Exchange Commission ("SEC") together with a certificate of compliance duly executed by an officer of Borrower and (b) on an annual basis, the Borrower's 10-K at such time as this statement is submitted to the SEC, all prepared on a consolidated and consolidating basis in accordance with GAAP (as defined below) together with a certificate of compliance duly executed by an officer of Borrower; and

Section 4.2 FINANCIAL COVENANTS For the periods stated below, Friedman shall maintain the following:

         (a) Maintain a Working Capital of at least the amount shown below during the corresponding period indicated below:

                 Period                           Minimum Working Capital
                 ------                           -----------------------
                 At all times                          $10,000,000.00

         (b) Maintain a Tangible Net Worth plus Subordinated Debt of at least the amount shown below during the corresponding period indicated below:

                 Period                           Minimum Tangible Net Worth
                 ------                           --------------------------

                 Effective Date through
                 March 30, 1996                        $17,500,000.00

                 Thereafter, said required minimum Tangible Net Worth to be increased annually calculated as the amount equal to the sum of (x) the immediately preceding year's required amount plus
                 (y) 20% of the immediately preceding year's net income.

         (c) Maintain a Current Ratio of at least the ratio shown below during the corresponding period indicated below:

                 Period                           Minimum Current Ratio
                 ------                           ---------------------

                 At all times                          2.00 to 1.00

         (d) Maintain a Total Indebtedness to Tangible Net Worth plus Subordinated Debt ratio no greater than the ratio shown below during the corresponding period indicated below:





                               Page 3 of 6 Pages

FRIEDMAN INDUSTRIES, INCORPORATED
AMENDED AND RESTATED LETTER AGREEMENT
April 1, 1995



                                                      Maximum Debt to
                 Period                           Tangible Net Worth Ratio
                 ------                           ------------------------

                 Effective Date through, and
                 including March 31, 1997               1.10 to 1.00

                 Effective April 1, 1997 and
                 thereafter                             1.00 to 1.00

         (e) Maintain a Fixed Charge Ratio of at least the ratio shown below during the corresponding period indicated below:

                 Period                           Minimum Fixed Charge Ratio
                 ------                           --------------------------

                 At all times for the
                 preceding 12 month period
                 as of March 31 of each year            1.00 to 1.00

Section 4.3 DEFINITION OF FINANCIAL TERMS Unless otherwise defined herein, the capitalized financial terms utilized above are defined in accordance with generally accepted accounting principles, consistently applied ("GAAP"). The following definitions correspond to the capitalized financial terms used above: (i) "Current Assets" shall mean all cash, customers' accounts and other receivables due within one year from statement date, inventory, deposits, marketable securities, and prepaid expenses to be consumed within one year from statement date; (ii) "Current Liabilities" shall mean all amounts due or to become due for payment within twelve (12) months of statement date; (iii) "Current Ratio" shall mean the ratio of Current Assets to Current Liabilities;
(iv) "Indebtedness" shall mean and include (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any lien existing on any interest of the Person with respect to which indebtedness is being determined in Property owned subject to such lien whether or not the Indebtedness secured thereby shall have been assumed; (v) "Subordinated Debt" shall mean any Indebtedness subordinated to Indebtedness due the bank on terms satisfactory to the Bank and its legal counsel; (vi) "Tangible Net worth" shall mean as at any date: (1) the aggregate amount at which all consolidated assets of the Borrower would be shown on a balance sheet at such date after deducting capitalized research and development costs, capitalized interest, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses and such other assets as are properly classified as "intangible assets", less; (2) the aggregate amount of all Indebtedness, liabilities (including tax and other proper accruals) and reserves of the Borrower, excluding Subordinated Debt; and (vii) "Fixed Charge Ratio" shall mean a ratio, the numerator ("Available Cash Flow") of which shall be the Borrower's ordinary net income plus depreciation plus interest expense plus tax expense less cash taxes divided by a denominator ("Total Fixed Charge") of which shall be total scheduled principal payments made by the Borrower plus interest expenses paid plus non-financed capital expenditures made.

Section 4.4 CONFIRMATION OF NEGATIVE PLEDGE OF CERTAIN ASSETS The Borrower confirms and ratifies its agreement not to create, incur, assume, suffer or permit to exist any lien or security interest in, whether directly or indirectly by assignment, pledge or other form of security interest or conveyance, transfer any of the Borrower's interest in such real and/or personal property (equipment, fixtures, or improvements existing or hereinafter acquired or constructed on) in and on the real property owned by the Borrower located in Hickman, Mississippi County, Arkansas. The Borrower represents and warrants





                               Page 4 of 6 Pages

FRIEDMAN INDUSTRIES, INCORPORATED
AMENDED AND RESTATED LETTER AGREEMENT
April 1, 1995


to the Bank that as of the Effective Date, there is no encumbrance, security interest or lien encumbering the above property.


                  SECTION 5 -- EVENTS OF DEFAULT AND REMEDIES

         If any of the following events shall occur (an "EVENT OF DEFAULT" or "DEFAULT"), then the Bank may, at its option, suspend the making of Advances or Loans under the Lines to the Borrower until such Event or Events of Default is cured; however, the Borrower shall have 10 days after the occurrence of any Event of Default to cure same before the Bank may do any or all of the following: (1) declare either or both of the Notes to be, and thereupon either or both of the Notes shall forthwith become, immediately due and payable, together with all accrued and unpaid interest thereon, all fees and all other obligations and indebtedness of the Borrower under the Loan Documents, without notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are expressly waived by the Borrower; (2) without notice to the Borrower, terminate the Commitments and accelerate the maturity dates hereof; and(3) exercise any and all other rights pursuant to the Loan Documents, at law, in equity or otherwise: IT SHALL BE A DEFAULT OR AN EVENT OF DEFAULT IF: (a) the Borrower shall fail to pay any principal of or interest on either or both of the Notes or any other obligation under any Loan Document as and when due; or (b) the Borrower shall fail to pay at maturity, or within any applicable period of grace, any principal of or interest on any other borrowed money obligation or shall fail to observe or perform any term, covenant or agreement contained in any agreement or obligation by which it is bound; or (c) Any representation or warranty made in connection with any Loan Document shall prove to have been incorrect, false or misleading; or (d) Default shall occur in the punctual and complete performance of any covenant of any of the parties contained in any Loan Document; or (e) The occurrence of an Event of Default under any Loan Document; or (f) Final judgment for the payment of money shall be rendered against the Borrower in excess of $150,000.00 in the aggregate and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed; or (g) The making of any levy, seizure or attachment of any property of the Borrower; or the loss, theft, substantial damage, or destruction of any material portion of such property; or
(h) Any order shall be entered in any proceeding against the Borrower decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for 30 days; or (i) The Borrower shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, insolvency, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or any such petition or application shall be filed or any such proceeding shall be commenced against the Borrower and the Borrower by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of the assets of the Borrower or granting relief to the Borrower or approving the petition in any such proceeding, and such order shall remain in effect for more than 30 days; or the Borrower shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its property valued in excess of $250,000.00 in the aggregate which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or (j) The Borrower shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or (k) A material adverse change shall occur in the assets, liabilities, financial condition, business or affairs of the Borrower; or (l) Any substantial change shall occur in the ownership of the Borrower; (l) Harold Friedman and/or Jack Friedman shall cease to be active in the management of the Borrower.





                               Page 5 of 6 Pages

FRIEDMAN INDUSTRIES, INCORPORATED
AMENDED AND RESTATED LETTER AGREEMENT
April 1, 1995



                           SECTION 6 -- MISCELLANEOUS

Section 6.1 The Borrower acknowledges that each of the Loan Documents is in all respects ratified and confirmed, and all of the rights, powers and privileges created thereby or thereunder are ratified, extended, carried forward and remain in full force and effect except as the Letter Agreement is hereby amended and restated.

Section 6.2 AMENDMENTS AND WAIVERS No amendment or waiver hereto shall be effective unless in writing signed by all parties hereto.

Section 6.3 GOVERNING LAW THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND AS APPLICABLE, THE LAWS OF THE UNITED STATES OF AMERICA.

Section 6.4 CONFLICTS BETWEEN DOCUMENTS If any conflict should arise between the provisions hereof and any of the other Loan Documents, this Agreement shall control.

Section 6.5 NO ORAL AGREEMENTS THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS CONSTITUTE A "LOAN AGREEMENT" AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS & COMMERCE CODE, AND REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Please indicate your acceptance of this Letter Agreement by signing in the space provided below. This Agreement is effective as of the April 1, 1995.

                                  Sincerely yours,

                                  TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                                                             as the "Bank"


                                  By: _________________________________________
                                  Name: _______________________________________
                                  Title: ______________________________________

         Acknowledged and agreed to this _____ day of ______________, 1995, effective as of April 1, 1995 by:

                                  FRIEDMAN INDUSTRIES, INCORPORATED,
                                                             as the "Borrower"


                                  By: _________________________________________
                                  Name: _______________________________________
                                  Title: ______________________________________





                               Page 6 of 6 Pages

                           REVOLVING PROMISSORY NOTE
                                 (this "Note")


U.S. $8,000,000.00                                                 April 1, 1995


FOR VALUE RECEIVED, FRIEDMAN INDUSTRIES, INCORPORATED (the "Maker"), a Texas corporation, promises to pay to the order of TEXAS COMMERCE BANK NATIONAL ASSOCIATION (the "Bank") on or before April 1, 1998 (the "Termination Date"), at its banking house at 712 Main Street, Houston, Harris County, Texas, or at such other location as the Bank may designate, in lawful money of the United States of America, the lesser of: (i) the principal sum of EIGHT MILLION AND NO 100THS DOLLARS (U.S. $8,000,000.00) or (ii) the aggregate unpaid principal amount of all loans made by the Bank hereunder (each such loan being a "Loan"), which may be outstanding on the Termination Date. Each Loan shall be due and payable on the maturity date agreed to by the Bank and the Maker with respect to such Loan (the "Maturity Date"). In no event shall any Maturity Date fall on a date after the Termination Date. Subject to the limitations set forth herein, the Maker may borrow, repay and reborrow hereunder and there is no limitation on the number of Loans made hereunder so long as the total unpaid principal amount at anytime outstanding does not exceed the Maximum Loan Total (as hereinafter defined).

The Loans may be either CD Rate Loans (as hereinafter defined), Prime Rate Loans (as hereinafter defined) or Eurodollar Loans (as hereinafter defined).

The Maker shall pay interest on each Prime Rate Loan for the Interest Period (as hereinafter defined) with respect thereto at a rate per annum equal to the lesser of: (i) the Prime Rate (as hereinafter defined) in effect from time to time (the "Effective Prime Rate"); or (ii) the Highest Lawful Rate (as hereinafter defined), which interest shall be due and payable on the last day of each calendar quarter and on the last day of each Interest Period.

The Maker shall pay interest on each CD Rate Loan for the Interest Period with respect thereto at a rate per annum equal to the lesser of: (i) the CD Rate (as hereinafter defined) for such Interest Period plus one and one half of one percent (1.50%) (the "Effective CD Rate"); or (ii) the Highest Lawful Rate, which interest shall be due and payable on the last day of each such Interest Period, and if such Interest Period has a duration exceeding ninety days, on each ninetieth day during such Interest Period.

The Maker shall pay interest on each Eurodollar Loan for the Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the lesser of: (i) the Eurodollar Rate (as hereinafter defined) plus one and one half of one percent (1.50%) (the "Effective Eurodollar Rate"); or
(ii) the Highest Lawful Rate, which interest shall be due and payable on the last day of each such Interest Period, and if such Interest Period has a duration exceeding three months, on the last day of each third month during such Interest Period.

Any amount not paid when due with respect to principal (whether at Maturity Date, by acceleration or otherwise) costs, expenses, and to the extent permitted by applicable law, interest, shall bear interest at a rate per annum equal to the lesser of: (i) the Prime Rate in effect from time to time; or
(ii) the Highest Lawful Rate, which interest shall be due and payable on demand. The principal of any Loan shall be deemed past due if not paid on or before the Maturity Date or any earlier maturity date resulting from acceleration in accordance with the terms of this Note or as provided by law or otherwise. Interest accrued and unpaid with respect to any Loan shall be deemed past due if not paid on or before the applicable interest payment due date as provided for herein.

Notwithstanding the foregoing, if at any time the effective rate of interest which would otherwise be payable on any Loan evidenced by this Note exceeds the Highest Lawful Rate, the rate of interest to accrue on the unpaid principal balance of such Loan during all such times shall be limited to the Highest Lawful Rate, but any subsequent reductions in such interest rate shall not become effective to reduce such interest rate below the Highest Lawful rate until the total amount of interest accrued on the unpaid principal balance of such Loan equals the total amount of interest which would have accrued if the Effective Prime Rate, Effective CD Rate or Effective Eurodollar Rate, whichever is applicable, had at all times been in effect.

Each Loan shall be in an amount not less than $10,000.00 and an integral multiple of $10,000.00. Interest with respect to Prime Rate Loans shall be calculated on the basis of a 365 day year or 366 day year, as the case may be, for the actual number of days elapsed. Interest with respect to CD Rate Loans and Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed, unless such calculation would result in a usurious interest rate, in which case such interest shall be calculated on the basis of a 365 day or 366 day year, as the case may be.

The following terms shall have the respective meanings indicated:

                 "Assessment Rate" means, for any date, the annual rate (rounded upwards, if not already a whole multiple of 1/16 of 1%, to the next higher 1/16 of 1%) most recently estimated by the





                               Page 1 of 6 Pages
                                                       Signed for Identification
                                                       By:______________________

Revolving Promissory Note
FRIEDMAN INDUSTRIES, INCORPORATED
April 1, 1995



         Bank as the then current net annual assessment rate that will be employed in determining amounts payable by the Bank to the Federal Deposit Insurance Corporation for insurance by the Corporation of time deposits made in dollars at its domestic offices.

                 "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                 "Borrowing Date" means any Business Day on which the Bank shall make a Loan hereunder.

                 "Business Day" means a day: (i) on which the Bank and commercial banks in New York City are generally open for business; and
         (ii) with respect to Eurodollar Loans, on which dealings in United States Dollar deposits are carried out in the Eurodollar interbank markets.

                 "CD Rate" for any Interest Period means, for each CD Rate Loan, an interest rate per annum determined by the Bank to be the sum of: (a) the rate per annum obtained bydividing: (i) the consensus bid rate obtained from certificate of deposit dealers of recognized standing selected by the Bank for the purchase at face value of certificates of deposit of the Bank in an amount approximately equal to the Bank's CD Rate Loan during such Interest Period and with a maturity equal to such Interest Period at 9:00 a.m. (Houston, Texas time) (or as soon thereafter as practicable) on the first day of such Interest Period, by (ii) Statutory Reserves; PLUS (b) the Assessment Rate.

                 "CD Rate Loan" means a Loan which bears interest at a rate determined by reference to the CD Rate.

                 "Eurodollar Lending Office" means the office of the Bank located at 712 Main Street, Houston, Texas, or such other office of the Bank as the Bank may from time to time specify to the Maker.

                 "Eurodollar Loan" means a Loan which bears interest at a rate determined by reference to the Eurodollar Rate.

                 "Eurodollar Rate" means, for each Eurodollar Loan, an interest rate per annum determined by the Bank by dividing: (i) the rate per annum determined by the Bank at or before 10:00 a.m. (Houston, Texas time) (or as soon thereafter as practicable) two Business Days before the first day of such Interest Period to be the rate per annum at which deposits of dollars are offered to the Bank by prime banks in whatever Eurodollar interbank market may be selected by the Bank in its sole discretion, acting in good faith, at the time of determination and in accordance with the usual practice in such market for delivery on the first day of such Interest Period in immediately available funds and for a period equal to such Interest Period and in an amount substantially equal to the amount of the Bank's Eurodollar Loan during such Interest Period; by (ii) Statutory Reserves.

                 "Highest Lawful Rate" as used herein shall mean the maximum nonusurious interest rate permitted from time to time to be contracted for, taken, reserved, charged or received on any Loan under applicable federal or Texas laws, whichever permits the higher lawful rate; provided, however, that in the event: (i) such maximum nonusurious interest rate shall, at any time or times during the term of a Loan evidenced hereby, be reduced to a rate less than the maximum nonusurious rate in effect on the date of such Loan; and (ii) applicable law permits contracting for, taking, reserving, charging, and receiving on such loan through the duration thereof the maximum nonusurious rate permitted to be contracted for, taken, reserved, charged or received on such Loan under applicable law in effect on the date of such Loan. At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated rate ceiling" (as defined in Tex. Rev. Civ. Stat. art. 5069-1.04) from time to time in effect.

                 "Interest Period" means, with respect to any Loan, the period commencing on the Borrowing Date and ending on the Maturity Date, consistent with the following provisions. The duration of each Interest Period shall be:

         (a) in the case of a Prime Rate Loan, a period selected by the Maker; and

         (b)     in the case of a CD Rate Loan, 30, 60 or 90 days; and





                               Page 2 of 6 Pages
                                                       Signed for Identification
                                                       By:______________________

Revolving Promissory Note
FRIEDMAN INDUSTRIES, INCORPORATED
April 1, 1995



         (c)     in the case of a Eurodollar Loan, 1, 2 or 3 months;

         in each case as selected by the Maker and agreed to by the Bank. The Maker's choice of Interest Period is also subject to the following limitations:

                 (i) No Interest Period shall end on a date after the Termination Date; and

                 (ii) If the last day of an Interest Period would be a day other than a Business Day, the Interest Period shall end on the next succeeding Business Day (unless the Interest Period relates to a Eurodollar Loan and the next succeeding Business Day is in a different calendar month than the day on which the Interest Period would otherwise end, in which case the Interest Period shall end on the next preceding Business Day).

                 "Maximum Loan Total" shall mean $8,000,000.00 minus the aggregate outstanding principal balance of the Term Notes (hereinafter defined); provided, however, that after the later of the maturity dates of Term Note 1 or Term Note 2 and payment in full of all obligations under the Term Notes, "Maximum Loan Total" shall mean $8,000,000.00.

                 "Prime Rate" shall mean the rate of interest per annum determined from time to time by the Bank as its prime rate in effect at its principal office in Houston, Texas and thereafter entered in the minutes of its Loan and Discount Committee; each change in the Prime Rate shall be effective on the date such change is determined; without special notice to the Maker or any other person or entity.
         THE PRIME RATE IS A REFERENCE RATE AND DOES NOT NECESSARILY REPRESENT THE LOWEST OR BEST RATE ACTUALLY CHARGED TO ANY CUSTOMER AND ANY STATEMENT, REPRESENTATION OR WARRANTY IN THAT REGARD OR TO THAT EFFECT IS EXPRESSLY DISCLAIMED BY THE BANK. THE BANK MAY MAKE LOANS AT RATES OF INTEREST AT, ABOVE OR BELOW THE PRIME RATE.

                 "Prime Rate Loan" means a Loan which bears interest at a rate determined by reference to the Prime Rate.

                 "Statutory Reserves" shall mean the difference (expressed as a decimal) of the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency, or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Bank is subject: (a) with respect to the CD Rate, for new negotiable time deposits in dollars of over $100,000 with maturities approximately equal to the applicable Interest Period; and (b) with respect to the Eurodollar Rate, for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Bank under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

                 "Term Notes" shall mean, collectively, (i) that certain Promissory Note (Single Pay) dated March 17, 1995 in the original principal amount of $2,000,000.00 executed by the Maker payable to the order of the Bank and having a final maturity date of April 17, 1995 (the "Term Note 1") and (ii) that certain Promissory Note (Single Pay) dated March 2, 1995 in the original principal amount of $2,000,000.00 executed by the Maker payable to the order of the Bank and having a final maturity date of May 1, 1995 ("Term Note 2").

The unpaid principal balance of this Note at any time shall be the total of all Loans made by the Bank to or for the benefit of the Maker, less the amount of all payments of principal made hereon by or for the account of the maker. The Bank's records shall serve as presumptive evidence of any and all amounts outstanding hereunder.

Any Loan which the Bank makes hereunder shall be made on the Maker's irrevocable notice, given not later than 10:00 A.M. (Houston, Texas time) on, in the case of Eurodollar Loans, the third Business Day prior to the proposed Borrowing Date or, in the case of Prime Rate Loans or CD Rate Loans, the first Business Day prior to the proposed Borrowing Date, from the Maker to the Bank. Each such notice of a requested borrowing (a "Notice of Requested Borrowing") under this paragraph may be oral or written, and shall specify: (i) the requested amount of such Loan; (ii) the proposed Borrowing Date; (iii) whether the requested Loan is to be a Prime Rate Loan, CD Rate Loan or Eurodollar Loan; and (iv) the Interest Period for such Loan. If any Notice of Requested Borrowing shall be oral, the Maker shall deliver to the Bank prior to the Borrowing Date a confirmatory written Notice of Requested Borrowing.





                               Page 3 of 6 Pages
                                                       Signed for Identification
                                                       By:______________________

Revolving Promissory Note
FRIEDMAN INDUSTRIES, INCORPORATED
April 1, 1995


If at any time the Bank determines in good faith (which determination shall be conclusive) that any change in any applicable law, rule or regulation or in the interpretation, application or administration thereof makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank or its foreign branch or branches to maintain or fund any loan by means of dollar deposits obtained in any Eurodollar interbank market (any of the above being described as a "Eurodollar Event"), then, at the option of the Bank, the aggregate principal amount of the Bank's Eurodollar Loans then outstanding, which Loans are directly affected by such Eurodollar Event, shall be prepaid by the Maker. Upon the occurrence of any Eurodollar Event, and at any time thereafter so long as such Eurodollar Event shall continue, the Bank may exercise its aforesaid option by giving written notice thereof to the Maker.

Any prepayment of any Eurodollar Loan which is required under the preceding paragraph shall be made, together with accrued and unpaid interest and all other amounts payable to the Bank under this Note with respect to such prepaid Eurodollar Loan on the date stated in the notice to the Maker referred to above, which date ("required prepayment date") shall be not less than 15 days from the date of such notice. If any Eurodollar Loan is required to be prepaid under the preceding paragraph, the Bank shall make on the required prepayment date a Prime Rate Loan in the same principal amount and with an Interest Period ending on the same day as the Eurodollar Loan so prepaid.

If any domestic or foreign law, treaty, rule or regulation (whether now in effect or hereinafter enacted or promulgated, including Regulation D of the Board of Governors of the Federal Reserve System) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law):

         (a) changes, imposes, modifies, applies or deems applicable any reserve, special deposit or similar requirements in respect of any such Loan (excluding those for which the Bank is fully compensated pursuant to adjustments made in the definition of the CD Rate) or against assets of, deposits with or for the account of, or credit extended or committed by, the Bank; or

         (b) imposes on the Bank or the interbank eurocurrency deposit and transfer market or the market for domestic bank certificates or deposit any other condition affecting any such Loan;

and the result of any of the foregoing is to impose a cost to the Bank of agreeing to make, funding or maintaining any such Loan or to reduce the amount of any sum receivable by the Bank in respect of any such Loan, then the Bank may notify the Maker in writing of the happening of such event and the Maker shall upon demand pay to the Bank such additional amounts as will compensate the Bank for such costs. Without prejudice to the survival of any other agreement of the Maker under this Note, the obligations of the maker under this paragraph shall survive the termination of this Note.

The Maker may on any Business Day prepay the outstanding principal amount of any Prime Rate Loan, in whole or in part, together with accrued interest to the date of such prepayment of the principal amount prepaid. Partial prepayments shall be in an aggregate principal amount of $10,000.00 or a greater integral multiple of $10,000.00. Except as specified in this paragraph, the Maker shall have no right to prepay any Loan.

The Maker will indemnify the Bank against, and reimburse the Bank on demand for, any loss, cost or expense incurred or sustained by the Bank (including without limitation any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Loans bearing interest at the CD Rate or the Eurodollar Rate) as a result of: (a) any payment or prepayment (whether permitted by the Bank or required hereunder or otherwise) of all or a portion of any Eurodollar Loan or CD Rate Loan on a day other than Maturity Date of such Loan; (b) any payment or prepayment, whether required hereunder or otherwise, of any Eurodollar Loan or CD Rate Loan made after the delivery of a Notice of Requested Borrowing but before the applicable Borrowing Date if such payment or prepayment prevents the proposed Loan from becoming fully effective; or (c) the failure of any Eurodollar Loan or CD Rate Loan to be made by the Bank due to any action or inaction of the Maker. For purposes of this paragraph, funding losses arising by reason of liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Loans bearing interest at the CD Rate or Eurodollar Rate shall be calculated as the remainder obtained by subtracting:
(i) the yield (reflecting both stated interest rate and discount, if any) to maturity of obligations of the United States Treasury in an amount equal or comparable to such Loan for the period of time commencing on the date of the payment, prepayment or change of rate as provided above and ending on the last day of the subject Interest Period; from (ii) the interest payable at the CD Rate or Eurodollar Rate for the period commencing on the date of such payment, prepayment or change of rate and ending on the last day of such Interest Period. Such funding losses and other costs and expenses shall be calculated and billed by the Bank and such bill shall, as to the costs incurred, be conclusive absent manifest error.





                               Page 4 of 6 Pages
                                                       Signed for Identification
                                                       By:______________________

Revolving Promissory Note
FRIEDMAN INDUSTRIES, INCORPORATED
April 1, 1995


If after the date of this Note, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of making any Loans hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank in good faith to be material, then from time to time, the Maker shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction.

A certificate of the Bank setting forth such amount or amounts as shall be necessary to compensate the Bank as specified in the immediately preceding paragraphs above shall be delivered as soon as practicable to the Maker and shall be conclusive and binding, absent manifest error. The Maker shall pay the Bank the amount shown as due on any such certificate within 15 days after Bank delivers such certificate. In preparing such certificate, the Bank may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

If any payment of interest or principal herein provided for is not paid when due when the owner or holder of this Note may at its option, by notice to the Maker, declare the unpaid principal balance of all Loans, all accrued and unpaid interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, notice of intent to accelerate, notice of actual acceleration or further notice of any kind, all of which are hereby expressly waived by the Maker.

If default is made in the payment of this Note and it is placed in the hands of an attorney for collection, or collected through probate or bankruptcy proceedings, or if suit is brought on the same, the Maker agrees to pay attorneys' fees and all costs and expenses.

This Note (i) is issued by the Maker to evidence Loans outstanding from time to time not to exceed in the aggregate the Maximum Loan Total; (ii) is the Revolving Note as defined in that certain Amended and Restated Letter Agreement dated as of April 1, 1995 executed by and between the Maker and the Bank and delivered to the Bank (the "Letter Agreement"); and (iii) is subject to and accorded all the rights and protections under the terms and conditions of the Letter Agreement.

The Maker warrants and represents to the Bank, and to all other owners and/or holders of any indebtedness evidenced hereby, that all Loans evidenced by this Note are for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One of the Texas Credit Code, Tex. Rev. Civ. Stat. arts. 5069-1.01 et. seq.

The Maker warrants and represents to the Bank and to all other owners or holders of this Note that no Loans shall be used for the purchase or carrying of any "margin stock" within the meaning of Regulation "U" of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part. 221, as in effect on the date hereof.

Except as otherwise specified in this Note, the Maker and any and all co-makers, endorsers, guarantors and sureties hereby severally waive grace, presentment, demand, notice of default, notice of intent to accelerate, notice of acceleration, and all other demands and notices of any nature or type whatsoever, in connection with the delivery, acceptance, performance, default, dishonor or enforcement of, or entry of judgment in connection with this Note, and further waive the filing of suit hereon for the purpose of fixing liability.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE SHALL BE PERFORMABLE FOR ALL PURPOSES IN HARRIS COUNTY, TEXAS, AND THE MAKER AND THE BANK AGREE THAT HARRIS COUNTY, TEXAS IS PROPER VENUE FOR ANY ACTION OR PROCEEDING BROUGHT BY THE MAKER OR THE BANK, WHETHER IN CONTRACT, TORT, OR OTHERWISE. ANY ACTION OR PROCEEDING AGAINST THE MAKER MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS. THE MAKER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND
(B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. THE





                               Page 5 of 6 Pages
                                                       Signed for Identification
                                                       By:______________________

Revolving Promissory Note
FRIEDMAN INDUSTRIES, INCORPORATED
April 1, 1995



MAKER AGREES THAT SERVICE OR PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED BELOW.

The Maker and the Bank expressly agree, pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of the Texas Credit Code, that Chapter 15 shall not apply to this Note or to any Loan and that this Note and all such Loans shall not be governed by or subject to the provisions of Chapter 15 in any manner whatsoever.

It is the intention of the Maker and the Bank to comply with usury laws in force in the State of Texas and in the United States of America as applicable. Anything in this Note to the contrary notwithstanding, the Maker shall never be required to pay unearned interest on this Note and shall never be required to pay interest on this Note at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Note would exceed the Highest Lawful Rate, or if the holder of the Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Note to a rate in excess of the Highest Lawful Rate, then: (i) the amount of interest which would otherwise be payable under this Note shall be reduced to the amount allowed under applicable law; and (ii) any unearned interest paid by the Maker or any interest paid by the Maker in excess of the Highest Lawful Rate shall, at the option of the holder of this Note, be either refunded to the Maker or credited on the principal of this Note. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Bank or any holder of this Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate shall be made, to the extent permitted by usury laws applicable to the Bank (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of full stated term of the Loans evidenced by this Note all interest at any time contracted for, charged or received by the Bank in connection therewith.

The Bank reserves the right in its sole discretion without notice to the Maker, to sell participations or assign its interest, or both in all or part of the Loans, the Note, or the Line of Credit.

         THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


IN WITNESS WHEREOF, the Maker has executed this Note effective the day, month and year first aforesaid.


MAKER: FRIEDMAN INDUSTRIES, INCORPORATED


By:_____________________________________________________________________________

Name:___________________________________________________________________________

Title:__________________________________________________________________________


Acknowledged for purposes of
notice pursuant to the above
cited statute by:


TEXAS COMMERCE BANK NATIONAL ASSOCIATION


By:_____________________________________________________________________________

Name:___________________________________________________________________________

Title:__________________________________________________________________________




                               Page 6 of 6 Pages